                                                                   EXHIBIT 12(b)

                TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                                                                       Six Months
                                                                                                        June, 30
                                                   1995       1996       1997       1998       1999       2000
                                                  ------     ------     ------     ------     ------   ----------
Income from continuing operations before
  income taxes and fixed charges:
       Income before extraordinary item,
         interest expense on loans,
         capitalized interest amortized,
         and provision for income taxes .....     $1,604     $  146     $  929     $  774     $2,175     $2,682
      Add interest attributable to
         rental and lease expense ...........         41         44         44         41         30         15
                                                  ------     ------     ------     ------     ------     ------
                                                  $1,645     $  190     $  973     $  815     $2,205     $2,697
                                                  ======     ======     ======     ======     ======     ======

Fixed charges:
   Total interest on loans (expensed)
      and capitalized) ......................     $   71     $  108     $  115     $   86     $   84     $   52
   Interest attributable to rental
      and lease expense .....................         41         44         44         41         30         15
                                                  ------     ------     ------     ------     ------     ------
Fixed charges ...............................     $  112     $  152     $  159     $  127     $  114     $   67
                                                  ======     ======     ======     ======     ======     ======


Ratio of earnings to fixed charges ..........       14.7        1.2        6.1        6.4       19.3       40.3
                                                  ======     ======     ======     ======     ======     ======